Exhibit 10.2

Contract number (FI No): 97869

Serapis No: 2024-0179

GUARANTEE AGREEMENT

IO BIOTECH (IEU LS)

By	IO Biotech, Inc.
as Guarantor

in favour of	The European Investment Bank

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	3

2	FIRST DEMAND GUARANTEE	6

3	AUTONOMY OF THE FIRST DEMAND GUARANTEE	7

4	REINSTATEMENT	8

5	SUBORDINATION AND DEFERRAL OF GUARANTOR’S RIGHTS	8

6	DURATION	9

7	REPRESENTATIONS AND WARRANTIES	9

8	GENERAL UNDERTAKINGS	12

9	INFORMATION TO THE BANK	19

10	TAXES	21

11	CURRENCY CONVERSION	22

12	NOTICES	22

13	TRANSFER AND CONTINUING OBLIGATIONS	23

14	SEVERABILITY	24

15	NO WAIVER	24

16	SET-OFF	24

17	AMENDMENTS	24

18	GOVERNING LAW AND JURISDICTION	24

19	ENTIRE AGREEMENT	25

20	WAIVER OF JURY TRIAL	25

ANNEX I - AUTHORITIES OF THE SIGNATORIES OF THE GUARANTOR		26

ANNEX II - EURIBOR		27

SIGNATURES		29

This guarantee agreement (this “Guarantee Agreement”) is entered into on 19 December 2024 by:

(1)	IO Biotech, Inc. (file no. 5924808) a Delaware corporation, having its registered office at 430 E 29th St., Suite 940, New York, NY 10016, United States of America (the “Guarantor”)

in favour of

(2)	The European Investment Bank having its seat at 100 blvd Konrad Adenauer, Luxembourg, L-2950 Luxembourg (the “Bank”)

- the Bank and the Guarantor together are referred to as the “Parties” and any of them is a “Party”.

WHEREAS

(A)

pursuant to a finance contract dated 19 December 2024 (the “Finance Contract”) entered into between the Bank and IO Biotech ApS (CVR number 36 47 44 83) (the “Borrower”), the Bank has agreed to grant in favour of the Borrower a credit in the amount of up to EUR 37,500,000;

(B)

as a condition precedent to the first disbursement under the Finance Contract, the Guarantor shall grant a first demand payment guarantee in favour of the Bank (the “First Demand Guarantee”) pursuant to this Guarantee Agreement;

(C)

it is the intention of the Parties that in the event that the Credit (as defined in the Finance Contract) is repaid and the Finance Contract is terminated, this Guarantee Agreement and the Guarantor’s obligations hereunder shall remain in full force and effect until such time as the Warrant Issuance Agreement (as defined below) has been terminated and no further obligations are owed to the Bank thereunder;

(D)

the entry into, execution and performance by the Guarantor of its obligations under this Guarantee Agreement have been duly authorised by the board of directors of the Guarantor and the signatories of the Guarantor are duly entitled and authorised to execute this Guarantee Agreement on its behalf (as set out in Annex I (Authorities of the signatories of the Guarantor)); and

(E)

the Parties expressly agree that any reference in this Guarantee Agreement to the Finance Contract shall under no circumstances be construed as affecting the independent, unconditional and irrevocable nature of the First Demand Guarantee granted pursuant to this Guarantee Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Guarantee Agreement:

“Automatic Acceleration” has the meaning ascribed to such term in Article 9.5 (Automatic acceleration) of the Finance Contract.

“Bank’s Account” has the meaning ascribed to such term in paragraph (c) of Clause 2.2.1.

“Business Day” means any day other than a Saturday or a Sunday (a) where the Bank is open for business in Luxembourg, and (b) where referring to a payment in EUR, which is a TARGET Day.

“Demand” has the meaning ascribed to such term in Clause 2.2.1.

“Dispute” has the meaning ascribed to such term in Clauses 18.2 (Jurisdiction).

“EUR” or “euro” means the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union.

“EURIBOR” has the meaning given to it in Annex II (EURIBOR) hereto.

“Finance Documents” has the meaning ascribed to such term in the Finance Contract.

“Guarantee Agreement Term” means the period beginning on the date of this Guarantee Agreement and ending on the Termination Date.

“Guaranteed Documents” means the Finance Documents (as defined in the Finance Contract) except for the Warrant Issuance Agreement, the Registration Rights Agreement, and any Warrant Agreement.

“Guaranteed Event” means that an Obligor has not fulfilled in full when due any of its payment obligations towards the Bank (whether now existing or arising after the date of this Guarantee Agreement) under or in connection with any Guaranteed Document as well as all costs, attorney’s fees and expenses incurred by the Bank in connection with the collection or enforcement.

“Guaranteed Obligations” means any and all obligations and liabilities (whether as principal debtor or as surety and whether actual or contingent) of the Parent, the Borrower and any other Obligor under or pursuant to the Finance Documents, including (but not limited to) interest, default interest and all costs, attorney’s fees and expenses incurred by the Bank in connection with the collection or enforcement.

“Notification” has the meaning ascribed to such term in Clause 2.2.1.

“Obligor” has the meaning ascribed to such term in the Finance Contract.

“Other Guarantor” means a Guarantor (as defined in the Finance Contract) other than the Guarantor (as defined herein).

“Payment Period” has the meaning ascribed to such term in Clause 2.2.2.

“Permitted Security” means Security of the Guarantor and/or any Group Company which is permitted in accordance with paragraph (c) of Clause 8.1.19 (Negative pledge).

“Registration Rights Agreement” has the meaning ascribed to such term in the Finance Contract.

“Security” means any mortgage, pledge, lien, charge, assignment, hypothecation, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Subsidiary” has the meaning ascribed to such term in the Finance Contract.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by any government or public agency.

“Termination Date” has the meaning ascribed to such term in Clause 6 (Duration).

“US Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. 101 et seq., entitled “Bankruptcy”.

“US Debtor Relief Laws” means the US Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, judicial management or similar debtor relief laws of the United States from time to time in effect and affecting the rights of creditors generally.

“Warrant Agreements” has the meaning ascribed to such term in the Finance Contract.

“Warrant Issuance Agreement” has the meaning ascribed to such term in the Finance Contract.

1.2	Interpretation. In this Guarantee Agreement, unless a contrary indication appears:

(a)	any reference to:

(i)	the “Bank”, the “Borrower” or the “Guarantor” shall be construed as to include its and any subsequent successors in title, permitted assigns and permitted transferees;

(ii)

the “Finance Contract”, a “Finance Document”, a “Guaranteed Document”, this “First Demand Guarantee”, this “Guarantee Agreement” or any other agreement or instrument is a reference to such agreement or instrument as amended, novated, supplemented, extended or restated from time to time;

(iii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether having separate legal personality or not);

(iv)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(v)	a provision of law or a treaty are references to that provision as amended or re-enacted;

(vi)

“law” or “laws” mean (a) any applicable law and any applicable treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgement, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which is binding or applicable case law, and (b) EU Law;

(vii)

“applicable law”, “applicable laws” or “applicable jurisdiction” means (a) a law or jurisdiction applicable to the Guarantor, its rights and/or obligations (in each case arising out of or in connection with this Guarantee Agreement), its capacity and/or assets and/or the Investment; and/or, as applicable, (b) a law or jurisdiction (including in each case the Bank’s Statute) applicable to the Bank, its rights, obligations, capacity and/or assets; and

(viii)	save as otherwise provided, a time of day is a reference to Luxembourg time.

(b)

References to Clauses, Recitals and Annexes are, save if explicitly stipulated otherwise, references respectively to clauses, recitals, schedules and annexes to this Guarantee Agreement. All Recitals and Annexes form part of this Guarantee Agreement.

(c)	Clauses’ and Annexes’ headings are for ease of reference only and shall not impact the interpretation of this Guarantee Agreement.

(d)	Words importing the singular shall include the plural form and vice versa.

(e)	A term used in any notice given under or in connection with this First Demand Guarantee or this Guarantee Agreement has the same meaning as ascribed to it in this Guarantee Agreement.

(f)

Unless this Guarantee Agreement provides otherwise or the context otherwise requires, a term which is defined (or expressed to be subject to a particular construction) in the Finance Contract (including any term defined in the Finance Contract) shall have the same meaning (or be subject to the same construction) in this Guarantee Agreement. For the avoidance of doubt, this shall apply also after the Bank has confirmed to the Borrower in writing that all amounts owed by the Borrower under or in connection with the Finance Contract have been irrevocably and unconditionally paid in full.

2	FIRST DEMAND GUARANTEE

2.1

First Demand Guarantee. The Guarantor hereby irrevocably and unconditionally guarantees to the Bank as principal debtor and not merely as a surety (in Danish: “kaution”) by way of an on-demand guarantee (in Danish: “anfordringsgaranti”) to pay upon the Bank’s first written demand following a Guaranteed Event, without raising any defences or objections, set-off or counterclaim and without verification of the legal ground, any amount of the Guaranteed Obligations specified by the Bank, plus any interest, taxes or fiscal charges, duties, expenses, fees, rights, levies, indemnities, damages or any other sum which may from time to time become due or payable by the Obligors to the Bank under or pursuant to the Guaranteed Documents (including, without limitation, all amounts which, but for any US Debtor Relief Law, would become due and payable and all interest accruing after the commencement of any proceeding under a US Debtor Relief Law at the rate provided for in the Finance Contract, whether or not allowed in any such proceeding). Notwithstanding anything to the contrary herein, upon any Automatic Acceleration Event any presentment, demand, protest or notice of any kind required by the foregoing clauses are expressly waived.

2.2	Demands and payments

2.2.1

Subject to Clause 4 (Reinstatement), any demand made by the Bank to the Guarantor under this Guarantee Agreement (each, a “Demand”) shall be made by way of a written notification addressed by the Bank to the Guarantor, sent in accordance with the provisions set forth in Clause 12 (Notices) below and having the following content (each a “Notification”):

(a)	specifying that the Bank is making a Demand under this Guarantee Agreement;

(b)	specifying the amount due and payable by the Guarantor as well as the currency of payment of such sums;

(c)	providing details of the relevant bank account into which payment should be made (the “Bank’s Account”) together with relevant instructions as to how payment should be made (if any); and

(d)	specifying and warranting that a Guaranteed Event has occurred,

it being understood that the Bank shall be under no obligation to provide the Guarantor with any additional document nor to support its claim with any other justification or evidence.

2.2.2

The Guarantor shall make the payment requested in the Notification within five Business Days as from the date of receipt (included) of the relevant Notification (the “Payment Period”) and in the currency as requested within the Notification.

2.2.3	The Bank is entitled to request the payment of any amount in one or several instalments and the Bank shall not be limited in how many Demands and Notifications are made.

2.3	Independent payment obligations. The Guarantor expressly acknowledges that each Demand made in accordance with this Clause 2 generates an independent payment obligation toward the Bank.

2.4

Guarantee limitation - fraudulent conveyance. Any term or provision of this Clause 2 or any other term in this Guarantee Agreement or the Finance Contract notwithstanding, the maximum aggregate amount of the obligations for which the Guarantor shall be liable under this Guarantee Agreement or the Finance Contract shall in no event exceed an amount equal to the largest amount that would not render such Guarantor’s obligations under this Guarantee Agreement or the Finance Contract subject to avoidance under applicable US Debtor Relief Laws, in all cases before taking into account any liabilities under any other guarantee by such Guarantor.

3	AUTONOMY OF THE FIRST DEMAND GUARANTEE

3.1

Autonomy of the First Demand Guarantee. Notwithstanding anything to the contrary herein or in any other Finance Document, this First Demand Guarantee is by agreement of the Parties meant to be independent and separate from the obligations of the Obligors under the Finance Documents and is a continuing guarantee which will extend to the ultimate balance of sums payable by the Obligors under the Guaranteed Documents, regardless of any intermediate payment or discharge of any sum payable by the Obligors in whole or in part and the obligations of the Guarantor hereunder shall be obligations of the Guarantor as principal debtor and not as a surety (in Danish: “kaution”) or a surety upon first demand or a joint obligation as a borrower and the Guarantor undertakes to pay the amounts so demanded under or pursuant to this Guarantee Agreement unconditionally, irrevocably, upon first demand and without raising any defences or objections, set-off or counterclaim and without verification of the legal ground.

3.2	No defence

3.2.1

The Guarantor hereby expressly waives any right it has, or may have, which might reduce or extinguish its payment obligations under this Guarantee Agreement whether by way of set-off, lien, defence or otherwise.

3.2.2

Accordingly, the Guarantor acknowledges that it cannot raise any objection, ground or plea of any kind, in particular based on the Finance Documents, to refuse or delay the performance of its obligations under this Guarantee Agreement and/or any payment to be made by it under this Guarantee Agreement.

3.2.3

The obligations of the Guarantor will not be affected by an act, omission, matter or thing which relates to the principal obligation (or purported obligation) of the Obligors and which would reduce, release or prejudice any of the Guarantor’s obligations under this Guarantee Agreement, including any personal defences of each Obligors or any right of revocation or set-off of each Obligor.

3.2.4	In particular, but without limitation, the Guarantor acknowledges that its obligations to make payments hereunder are independent from and will not be affected by:

(a)	the release of, or any time, waiver or consent granted to, any of the other Obligors from or in respect of its obligations under or in connection with any Finance Document;

(b)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, the Obligors or any other person or any failure to realise full value of any Security;

(c)	any incapacity or lack of power, authority or legal personality of or dissolution or a deterioration of the financial condition of the Obligors;

(d)	the validity, legality, regularity and/or enforceability of any of the Finance Documents and the rights and obligations of the Obligors thereunder;

(e)	any absence of action by the Bank against the Obligors to enforce the Bank’s rights under any of the Finance Documents;

(f)	any waiver or consent given by the Bank with respect to any provisions of any of the Finance Documents;

(g)

the occurrence of any event whatsoever which could prevent any of the Obligors from performing any of its obligations, including its payment obligations, under any of the Finance Documents, including in relation to the opening of any voluntary or judicial insolvency or restructuring proceedings in any jurisdiction; and

(h)	any other circumstances which might otherwise constitute a legal discharge of or a defence for the Obligors.

3.2.5

Therefore, the Guarantor shall, in particular but without limitation, not be entitled to challenge any demand of payment under this Guarantee Agreement nor raise any objection, defence, exception, lien or right of set-off resulting from or related to:

(a)	any provisions of any of the Finance Documents;

(b)	any relationship between the Bank and any Obligor or the Guarantor and any Obligor, or the Guarantor and the Bank;

(c)	any change in the legal and/or financial situation of any Obligor (including any merger, demerger or other form of legal or corporate reorganisation);

(d)	any negligence or omission by the Bank, except in case of wilful misconduct or gross negligence; and

(e)	any arrangement or agreement between the Bank and any Obligor including any cure period or delay which may be granted to any Obligor under any of the Finance Documents.

3.2.6	The Guarantor further undertakes not to exercise any action on the basis of a subrogation or any other form of recourse.

3.3	Other rights

3.3.1

The First Demand Guarantee granted pursuant to this Guarantee Agreement is in addition to any other rights, remedies or Security, which the Bank has, or may have, against any other person, including against the Borrower, the Guarantor or any other Obligor, whether provided for by law or otherwise.

3.3.2

The Guarantor hereby expressly accepts and acknowledges that the Bank will not be required to proceed against or enforce any other rights, Security or claim payment from any other person before making a claim under this Guarantee Agreement.

4	REINSTATEMENT

Notwithstanding anything to the contrary in this Guarantee Agreement, if any payment made by the Guarantor to the Bank or any discharge given by the Bank (whether in respect of the obligations of the Guarantor or any Security securing those obligations or otherwise) is avoided or reduced as a result of any insolvency or any similar event, the liability of the Guarantor shall continue or be reinstated (as the case may be) as if the payment, discharge, avoidance or reduction had not occurred; and the Bank shall be entitled to recover the value or amount of that Security or payment from the Guarantor as if the payment, discharge, avoidance or reduction had not occurred.

5	SUBORDINATION AND DEFERRAL OF GUARANTOR’S RIGHTS

5.1	Until all amounts which may be or become payable by the Obligors under or in connection with the Guaranteed Documents have been irrevocably paid in full:

(a)

any rights and claims of the Guarantor against the Borrower, and against any other person guaranteeing, or granting Security for, the amounts payable by any Obligor to the Bank under any Guaranteed Document resulting from any payment made to the Bank shall be subordinated to any outstanding claims of the Bank against the Obligors or other such persons; and

(b)	the Guarantor will not:

(i)	exercise any rights to be indemnified by any other Obligor or other person guaranteeing, or granting Security;

(ii)	claim any contribution from any other guarantor or any other person guaranteeing, or granting Security;

(iii)	claim any payments arising out of or based upon any right of subrogation which it may have by reason of performance by it of its obligations under the Guaranteed Documents; and

(iv)

take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Bank under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Bank.

5.2

If the Guarantor receives any benefit, payment or distribution in relation to such rights and claims it shall hold such benefit, payment or distribution in full segregated from its other assets and on trust for the Bank and shall promptly pay or transfer the same to the Bank for application in accordance with the Finance Contract.

6	DURATION

The First Demand Guarantee shall be valid from the date hereof until the date (the “Termination Date”) on which the Bank confirms to the Borrower in writing that all amounts owed by the Borrower under or in connection with the Guaranteed Documents have been irrevocably and unconditionally paid in full and that the Guaranteed Documents have been terminated. For the avoidance of doubt, the First Demand Guarantee will not lapse if the original of this Guarantee Agreement is returned to the Guarantor.

7	REPRESENTATIONS AND WARRANTIES

7.1	Representations and warranties. The Guarantor hereby represents and warrants to the Bank in respect of itself and, where applicable, the other Obligors:

7.1.1	Authorisations and binding obligations

(a)	The Guarantor is a corporation, duly incorporated and validly existing under the laws of the State of Delaware.

(b)	Each Obligor, other than the Guarantor, is duly incorporated and validly existing as a company with limited liability under the laws of its jurisdiction of incorporation.

(c)	No Obligor’s shares are publicly traded with the exception of the shares of the Guarantor.

(d)

Each Obligor has the power to carry on its business as it is now being conducted and to own its property and other assets, and to execute, deliver and perform its obligations under the Finance Documents.

(e)

Each Obligor has obtained all necessary Authorisations in connection with the execution, delivery and performance of the Finance Documents and in order to lawfully comply with its obligations thereunder, and in respect of the Investment, and all such Authorisations are in full force and effect and admissible in evidence.

(f)	The execution and delivery of, the performance of each Obligor’s obligations under, and compliance with the provisions of, the Finance Documents do not and will not contravene or conflict with:

(i)	subject to the Legal Reservations, any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;

(ii)	any agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Finance Documents; or

(iii)	any provision of its constitutional documents.

(g)	The obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

7.1.2	No default or other adverse event

(a)	There has been no Material Adverse Change since 17 December 2024.

(b)	No event or circumstance which constitutes an Event of Default has occurred and is continuing unremedied or unwaived.

7.1.3	No proceedings

(a)

No litigation, arbitration, administrative proceedings or investigation is current or to its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against it or any of its Subsidiaries any unsatisfied judgement or award.

(b)

To the best of its knowledge and belief (having made due and careful enquiry) no material Environmental or Social Claim has been commenced or is threatened against any Obligor or any relevant Affiliate in relation to the Investment.

(c)

As at the date of this Guarantee Agreement, no Obligor has taken any action to commence proceedings for, nor have any other steps been taken or legal proceedings commenced or, so far as the Borrower is aware, threatened against any Obligor for its insolvency, winding up or dissolution, or for any Obligor to enter into any arrangement or compositions for the benefit of creditors, or for the appointment of an administrator, receiver, administrative receiver, examiner, trustee or similar officer.

7.1.4	Security. At the date of the Finance Contract, no Security exists over the assets of any Obligor or any Group Company other than Permitted Security.

7.1.5	Ranking

(a)

The payment obligations of each Obligor under the Finance Documents rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

(b)	No financial covenants have been concluded with any other creditor of any Obligor.

(c)	No Voluntary Non-EIB Prepayment Event has occurred.

7.1.6	Anti-Corruption

(a)	Each Obligor is in compliance with all applicable European Union and national legislation regarding Illegal Activities.

(b)	No Obligor is engaged in any Illegal Activities and, to the best of the Guarantor’s knowledge, no Illegal Activities have occurred in connection with the Loan and the Investment.

7.1.7	Accounting and Tax

(a)

The latest available consolidated and unconsolidated audited accounts of the Guarantor and the other Obligors have been prepared on a basis consistent with previous years and have been approved by its auditors and fairly presents, in all material respects, the financial condition and result of operations of the Guarantor and the other Obligors, as relevant.

(b)	The accounting reference date of the Guarantor is 31 December.

(c)	No Obligor is required to make any deduction for or on account of any Tax from any payment it may make under the Finance Documents.

(d)

All Tax returns required to have been filed by each Obligor or on its behalf under any applicable law have been filed when due and contain the information required by applicable law to be contained in them.

(e)	Each Obligor has paid when due all Taxes payable by it under applicable law except to the extent that it is contesting payment in good faith and by appropriate means.

(f)	With respect to Taxes which have not fallen due or which it is contesting, each Obligor is maintaining reserves adequate for their payment and in accordance, where applicable, with GAAP.

(g)

Under the laws of the jurisdiction of incorporation of each Obligor, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents, or the transactions contemplated by the Finance Documents.

(h)	No Obligor is a FATCA FFI.

7.1.8	Information provided

(a)

Any information provided by any Group Company for the purposes of entering into the Finance Documents and any related documentation was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and continues to be true and accurate in all material respect as at the date of this Guarantee Agreement.

(b)

The Group structure chart provided to the Bank pursuant to paragraph (i) of Schedule F (Initial Documentary Conditions Precedent) of the Finance Contract is true, complete and accurate in all material respects and represents the complete corporate structure of the Group as at the date of this Guarantee Agreement, and other than as set out therein, the Guarantor owns no other equity and/or shares in any other business entity.

7.1.9	No indebtedness. No Obligor has Indebtedness outstanding other than Permitted Indebtedness.

7.1.10	No immunity. No Obligor, nor any of its assets, is entitled to immunity from suit, execution, attachment or other legal process.

7.1.11

Pensions. The pension schemes for the time being operated by the Obligors (if any) are funded in accordance with their rules and to the extent required by law or otherwise comply with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained.

7.1.12	Sanctions

No Obligor and/or any Relevant Person:

(a)	is a Sanctioned Person; or

(b)	is in breach of any Sanctions.

It is acknowledged and agreed that the representations set out in this Clause 7.1.12 are only sought by and given to the Bank to the extent that to do so would be permissible pursuant to any applicable anti-boycott rule of the EU such as Regulation (EC) 2271/96.

7.1.13	Other

(a)	In respect of this Guarantee Agreement and the transaction contemplated by, referred to in, provided for or effected by this Guarantee Agreement, it has entered into this Guarantee Agreement:

(i)	in good faith and for the purpose of carrying out its business;

(ii)	on arm’s length commercial terms; and

(iii)

without any intention to defraud or deprive of any legal benefit any other parties (such as third parties and in particular creditors other than the Bank) or to circumvent any applicable mandatory laws or regulations of any jurisdiction.

(b)	The granting of this Guarantee Agreement is not disproportionate to its financial means.

(c)	The Guarantor further represents that it has not incurred and does not intend to incur debts beyond its ability to pay as they mature.

7.2	Repeating representations

7.2.1

The representations and warranties set out in Clause 7.1 (Representations and warranties) are deemed to be repeated by the Guarantor (in respect of itself and, where applicable, the other Obligors), with reference to the facts and circumstances then subsisting, on the date of each Disbursement Acceptance, each Disbursement Date and each Payment Date (each as defined in the Finance Contract) by reference to the facts and circumstances then existing

7.2.2

Notwithstanding Clause 7.2.1, the representations and warranties set out in paragraph (a) of Clause 7.1.2 (No default or other adverse event), paragraph (c) of Clause 7.1.3 (No proceedings), Clause 7.1.4 (Security), paragraphs (b) and (c) of Clause 7.1.5 (Ranking), paragraph (b) of Clause 7.1.6 (Anti-Corruption), paragraphs (c) and (g) of Clause 7.1.7 (Accounting and Tax), paragraph (b) of Clause 7.1.8 (Information provided) and Clause 7.1.9 (No indebtedness) are deemed to be made on the date of this Guarantee Agreement only.

8	GENERAL UNDERTAKINGS

8.1	Undertakings. The Guarantor acknowledges and agrees that during the Guarantee Agreement Term:

8.1.1	Compliance with laws

(a)

The Guarantor shall comply in all respects with all laws to which it or the Investment is subject, if failure so to comply would materially impair the ability of any Obligor to perform its obligations under any Finance Document.

(b)	Notwithstanding paragraph (a) above, each Obligor shall comply in all respects with any laws to which it may be subject and the breach of which would constitute an Illegal Activity.

8.1.2	Disposal of assets

(a)

Except as provided below, the Guarantor shall not, and shall procure that no Group Company shall, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of all or any part of any Group Company’s business, undertaking or assets (including any shares or security of any entity or a business or undertaking, or any interest in any of them).

(b)	Paragraph (a) above does not apply to any such disposal:

(i)	made with the prior written consent of the Bank;

(ii)	made on arm’s length terms in the ordinary course of business of a Group Company (including, for the avoidance of doubt, any partnership and similar agreements);

(iii)	made on arm’s length terms and at fair market value for cash, which is reinvested in assets of comparable or superior type, value and quality;

(iv)	made on arm’s length terms in exchange for other assets comparable or superior as to type, value and quality;

(v)	made by one Obligor to another Obligor;

(vi)	made by a Group Company which is not an Obligor to another Group Company;

(vii)	constituted by a licence of Intellectual Property Rights made on arm’s length terms;

(viii)	made in relation to non-material assets which have depreciated to less than 25% (twenty five per cent.) of their initial value or which are obsolete;

(ix)	disposals made in relation to non-core assets on arm’s length terms (including disposals of IO112 or IO170);

(x)

made on arm’s length terms and consisting of a conveyance to a third party of a right to receive royalties on future sales pursuant to a Royalty Agreement as set out in paragraph (g) of Clause 8.1.12 (Indebtedness);

(xi)

excluding any disposal otherwise permitted under sub-paragraphs (ii) to (ix) above, disposals where the higher of the market value or consideration receivable for such disposals does not exceed (x) 10% (ten per cent.) of Total Assets during any financial year, and (y) 25% (twenty five per cent.) of Total Assets during the Guarantee Agreement Term; or

(xii)	arising as a result of Permitted Security,

provided that, in respect of sub-paragraphs (ii) to (iv), (viii) and (x) to (xi) above (unless otherwise agreed between the Parties), the disposal is not of assets forming part of the Investment or shares in subsidiaries holding assets forming part of the Investment, which may not be disposed of unless either (a) the Guarantor or the Borrower consults the Bank in relation to such disposal, and the Bank approves the disposal, or (b) the proceeds of the disposal are applied to prepay the Bank in accordance with article 5.3.5 (Disposals) of the Finance Contract, and further provided that any disposal on arm’s length terms of IO112 or IO170 completed before the relevant asset enters phase II development shall not require prepayment pursuant to Article 5.3.5 (Disposals) of the Finance Contract.

For the purposes of this Clause 8.1.2, “dispose” and “disposal” includes any act effecting sale, transfer, lease or other disposal.

8.1.3

Insurances. The Guarantor shall, and shall procure that each Group Company shall, maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

8.1.4

Change in business. The Guarantor shall procure that no substantial change is made to the general nature of the business of the Guarantor or the Group as a whole from that carried on at the date of this Guarantee Agreement.

8.1.5	Merger. The Guarantor shall not, and shall procure that no Group Company shall, enter into any amalgamation, demerger, merger or corporate reconstruction unless:

(a)	with the prior written consent of the Bank;

(b)

that merger implements an acquisition permitted under Clause 8.1.11 (Acquisitions) below, provided that a Group Company (and if the Borrower or the Guarantor is part of that merger, the Borrower or the Guarantor (as applicable)) is the continuing entity; or

(c)	such amalgamation, demerger, merger or corporate reconstruction does not result in a Material Adverse Change and is on a solvent basis, and provided that:

(i)	only Group Companies are involved;

(ii)

the resulting entity will not be incorporated or located in a country which is in a jurisdiction that is blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time;

(iii)

if the Borrower is involved, (1) the rights and obligations of the Borrower under the Finance Contract will remain with the Borrower, (2) the surviving entity will be the Borrower and the statutory seat of the Borrower would not as a result of such merger be transferred to a different jurisdiction, (3) the merger will not have an effect on the validity, legality or enforceability of the Borrower’s obligations under the Finance Contract or any other Finance Document, and (4) all of the business and assets of the Borrower are retained by it; and

(iv)

if the Guarantor is involved, (i) the rights and obligations of the Guarantor under the Warrant Issuance Agreement will remain with the Guarantor, (ii) the surviving entity will be the Guarantor and the statutory seat of the Guarantor would not as a result of such merger be transferred to a different jurisdiction, (iii) the merger will not have an effect on the validity, legality or enforceability of the Guarantor’s obligations under the Warrant Issuance Agreement; and (iv) all of the business and assets of the Guarantor are retained by it.

8.1.6

Books and records. The Guarantor shall, and shall procure that each Obligor shall, ensure that it has kept and will continue to keep proper books and records of account, in which full and correct entries shall be made of all financial transactions and its assets and business, including expenditures in connection with the Investment, in accordance with GAAP as in effect from time to time.

8.1.7	Ownership

(a)

The Guarantor shall maintain more than 50% (fifty per cent.) of the share capital, directly or indirectly, of each of its Material Subsidiaries, unless a prior written consent of the Bank is received by the Guarantor.

(b)

The Guarantor shall in aggregate maintain more than 50% (fifty per cent.) of the share capital, directly or indirectly, of each Other Guarantor, unless prior written consent of the Bank is received by the Guarantor.

(c)	The Guarantor shall maintain 100% (one hundred per cent.) of the share capital of the Borrower, unless a prior written consent of the Bank is received by the Guarantor.

(d)	The Guarantor shall immediately notify the Bank in the event of a new entity becoming a Subsidiary of the Guarantor through any means, including but not limited to acquisition, creation and spin-off.

(e)

The undertakings in paragraphs (a), (b) and (c) above shall be calculated in accordance with GAAP as applied by the Guarantor on the date of this Guarantee Agreement and as GAAP is amended from time to time and tested annually.

8.1.8

Further assurance. The Guarantor shall promptly do all such acts or execute all such documents (including notices and instructions) as the Bank may specify (and in form and substance reasonably satisfactory to the Bank) to ensure performance by the Guarantor of its obligations under this Guarantee Agreement (provided that this Clause 8.1.8 shall not in itself entitle the Bank to require the Guarantor to provide, or procure the provision of, any Security in favour of the Bank).

8.1.9	Notification duty. It shall inform the Bank immediately of any Default or Event of Default having occurred or being threatened or anticipated.

8.1.10

Maintenance of Status. The Guarantor shall, and shall procure that each other Group Company shall, remain duly incorporated and validly existing as a corporate entity with limited liability under the jurisdiction in which it is incorporated and that it will have no centre of main interests, permanent establishment or place of business outside the jurisdiction in which it is incorporated, and that it will continue to have the power to carry on its business as it is now being conducted and continue to own its property and other assets.

8.1.11

Acquisitions. The Guarantor shall not, and shall procure that no Group Company shall, invest in or acquire any entity or a business going concern or an undertaking (whether whole or substantially the whole of the assets or business), or any division or operating unit thereof, or any shares or securities of any entity or a business or undertaking (or in each case, any interest in any of them) (or agree to any of the foregoing), save for an acquisition or investment:

(a)	with the prior written consent of the Bank;

(b)	made by a Group Company as part of treasury transactions;

(c)	of assets pursuant to disposals permitted pursuant to sub-paragraphs (b)(v) and (b)(vi) of Clause 8.1.2 (Disposal of assets);

(d)	consisting of the formation of a new company or the acquisition of an off-the-shelf company (i.e. an existing, registered, but not operating company), provided that;

(i)	such entity has not yet commenced commercial operations, has no liabilities and has not generated any loss from any activity;

(ii)	such entity is incorporated in a country that is a member of either or both of the European Union or the Organisation of Economic Co-Operation and Development; and

(iii)	no Event of Default is continuing on the date the relevant acquisition agreement is entered into or would occur as a result of the acquisition;

(e)	by a Group Company of all the shares or other ownership interests in any limited liability company or corporation, limited liability partnership or any equivalent company, provided that:

(i)	such entity has commenced commercial operations;

(ii)	such entity is incorporated in a country that is a member of either or both of the European Union or the Organisation of Economic Co-Operation and Development; and

(iii)	no Event of Default is continuing on the date the relevant acquisition agreement is entered into or would occur as a result of the acquisition;

(f)

of shares or other ownership interest in any limited liability company or corporation, provided that such acquisition is directly or indirectly funded by way of equity into the Parent or shareholder loans to the Parent subordinated to the satisfaction of the Bank; and

(g)

of shares or other ownership interests in any limited liability company or corporation, limited liability partnership or any equivalent company or of the whole or substantially the whole of the assets or business of such entity or of any division or operating unit thereof, the consideration for which is paid in shares or does not exceed an amount in aggregate for the Group equal to 5% of Total Assets at the date of the acquisition, provided that:

(i)	no Event of Default is continuing on the date the relevant acquisition agreement is entered into or would occur as a result of the acquisition;

(ii)	the acquired entity is engaged in a business similar or complementary to the business carried on by the Group as at the date of this Contract;

(iii)

the acquired entity is not incorporated or located in a jurisdiction that is blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time;

(iv)

in respect of any acquisition where the consideration exceeds EUR 10,000,000 (ten million euro) (or its equivalent in another currency or currencies), legal and financial due diligence reports (including customary reliance letters in favour of the Bank) and a business plan (in the form of the most recent budget adjusted for the expected effects of the acquisition) in respect of the 3 (three) next following financial years and any other due diligence reports received in connection with the acquisition (if any) are provided to the Bank; and

(v)

the Borrower provides a Compliance Certificate for the 2 (two) 12 (twelve) month financial periods immediately following the acquisition, updated on a pro forma basis as if the acquisition has occurred.

8.1.12	Indebtedness. The Guarantor shall not, and shall procure that no other Group Company shall, incur any Indebtedness, save for Indebtedness incurred:

(a)	with the prior written consent of the Bank;

(b)	under the Finance Contract;

(c)	under any loan permitted pursuant to Clause 8.1.16 (Restrictions on loans);

(d)	in the ordinary course of business with trade suppliers or customers;

(e)	in the ordinary course of business under an agreement to pay discounts, rebates or chargebacks on a Group Company’s product;

(f)	and which is subordinated to the Credit on terms satisfactory to the Bank;

(g)

under a royalty deal agreement (a “Royalty Agreement”) under which the Borrower may receive one or several lump sum payment(s) in consideration for a percentage of the future sales of a product, provided that the annual aggregate amount to be paid by the Borrower under the Royalty Agreement does not exceed an amount equal to 10% (ten per cent.) of the annual net sales of the product as defined and determined in such Royalty Agreement;

(h)	under any convertible loans and/or convertible loan notes issued by the Parent, provided that:

(i)	no payments of interest or repayments or prepayments of principal are scheduled or made prior to the latest Maturity Date; and

(ii)	either:

(1)	the Indebtedness thereunder and the relevant creditor’s rights are subordinated to the Credit on terms acceptable to the Bank; or

(2)	all Indebtedness thereunder automatically converts into common equity of the Parent immediately upon the occurrence of the Parent’s insolvency;

(i)	under any Finance Lease if the aggregate liability in respect of the equipment leased under all Finance Leases does not at any time exceed an amount equal to 10% of Fixed Assets;

(j)	under any factoring arrangement, provided that the aggregate face value of outstanding receivables subject to such arrangement does not at any time exceed an amount equal to 10% of Trade Receivables;

(k)	under Permitted Hedging;

(l)	under any letters of credit provided that such Indebtedness does not, singularly or in aggregate, exceed an amount equal to 10% of Trade Payables;

(m)	in respect of a Permitted Guarantee; or

(n)

not permitted by the preceding paragraphs and the outstanding amount of which, when aggregated with the amount of all indebtedness permitted pursuant to paragraphs (i), (j), (l) and (m) above, does not exceed an amount in aggregate for the Group at any time equal to 10% (ten per cent.) of Total Assets.

8.1.13

Guarantees. The Guarantor shall not, and shall procure that no other Group Company shall, issue or allow to remain outstanding any guarantees in respect of any liability or obligation of any person save for:

(a)	with the prior written consent of the Bank; or

(b)	guarantees issued in the ordinary course of trade by any Group Company:

(i)	under any Guarantee Agreement;

(ii)	under any negotiable instruments;

(iii)	in connection with any performance bond; or

(iv)	in connection with any Permitted Indebtedness;

(c)	guarantees issued by one Obligor for the obligations of another Obligor;

(d)	guarantees issued by a Group Company which is not an Obligor for the obligations of another Group Company;

(e)

customary guarantee and indemnity obligations in connection with any disposal permitted pursuant to Clause 8.1.2 (Disposal of assets), provided that the Group’s liability under any such guarantee and indemnity obligation does not exceed an amount equal to the cash consideration received by the Group in connection with that disposal; and

(f)	any other guarantees the aggregate liabilities of which do not at any time exceed an amount equal to 5% of Total Assets.

8.1.14	Hedging. The Guarantor shall not, and shall procure that no other Group Company shall, enter into any derivative transaction other than Permitted Hedging, where “Permitted Hedging” means:

(a)	any derivative transaction by a Group Company to hedge actual or projected exposure arising in the ordinary course of trading and not for speculative purposes; and

(b)	any derivative instrument of a Group Company which is accounted for on a hedge accounting basis but is not entered into for speculative purposes.

8.1.15	Restrictions on distributions. The Guarantor shall not declare or distribute dividends, or return or purchase shares, save for with the prior written consent of the Bank.

8.1.16	Restrictions on loans. The Guarantor shall not, and shall ensure that no other Group Company will, be a creditor in respect of any Indebtedness, save for:

(a)	any trade credit extended by any Group Company to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	(subject to compliance with Clause 8.1.17 (Restrictions on Intercompany Loans)) loans by an Obligor to another Obligor;

(c)	(subject to compliance with Clause 8.1.17 (Restrictions on Intercompany Loans)) any loan made by a Group Company (other than an Obligor) to another member of the Group;

(d)

(subject to compliance with Clause 8.1.17 (Restrictions on Intercompany Loans)) loans by an Obligor to a member of the Group which is not an Obligor, provided that the aggregate outstanding amount of such loans does not exceed an amount equal to the higher of USD 1,000,000 (one million United States dollars) (or its equivalent in another currency or currencies) and 1% of Total Assets;

(e)	any other loans not exceeding in aggregate a principal amount of USD 100,000 (one hundred thousand United States dollars) (or its equivalent in another currency or currencies); or

(f)	any other Indebtedness or loan advanced to or made available by any Group Company with the prior written consent of the Bank.

8.1.17	Restrictions on Intercompany Loans. The Guarantor shall not, and shall procure that no other Group Company shall, make any payment in respect of any Intercompany Loan, save for:

(a)	with the prior written consent of the Bank;

(b)	where the lender of the Intercompany Loan is an Obligor; or

(c)	payments to a Group Company as a result of a solvent liquidation or reorganisation of a Group Company which is not an Obligor.

8.1.18	Intellectual Property Rights. The Guarantor shall, and shall procure that each other Group Company shall:

(a)

obtain, safeguard and maintain its rights with respect to the Intellectual Property Rights required for the implementation of the Investment in accordance with the Finance Contract, including complying with all material contractual provisions and that the implementation of the Investment in accordance with the Finance Contract will not result in the infringement of the rights of any person with regard to the Intellectual Property Rights; and

(b)

ensure that any Intellectual Property Rights required for the implementation of the Investment will be owned by or licensed to the Borrower and/or other Group Companies, and where such Intellectual Property Rights which are owned by a Group Company are capable of registration, are registered to such party.

8.1.19	Negative pledge

(a)	The Guarantor shall not, and shall procure that no other Group Company shall, create or permit to subsist any Security over any of its assets.

(b)

For the purposes of this Clause 8.1.19, the term Security shall also include any arrangement or transaction on assets or receivables or money (such as the sale, transfer or other disposal of assets on terms whereby they are or may be leased to or re-acquired by any Group Company, the sale, transfer or other disposal of any receivables on recourse terms or any arrangement under which money or the benefit of a bank account or other account may be applied or set off or any preferential arrangement having a similar effect) in circumstances where the arrangement or transaction is entered into primarily as a method of raising credit or of financing the acquisition of an asset.

(c)	Paragraph (a) above does not apply to any Security listed below:

(i)	any netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any payment or close out netting or set-off arrangement pursuant to any Permitted Hedging, but excluding any Security under a credit support arrangement in relation to a hedging transaction;

(iii)	any lien arising by operation of law and in the ordinary course of trading;

(iv)	any Security over or affecting any asset acquired by a Group Company after the date of this Guarantee Agreement if:

(1)	the Security was not created in contemplation of the acquisition of that asset by a Group Company;

(2)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a Group Company; and

(3)	the Security is removed or discharged within 3 (three) months of the date of acquisition of such asset;

(v)

any Security over or affecting any asset of any company which becomes a Group Company after the date of this Guarantee Agreement, where the Security is created prior to the date on which that company becomes a Group Company, if:

(1)	the Security was not created in contemplation of the acquisition of that company;

(2)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(3)	the Security is removed or discharged within 3 (three) months of that company becoming a Group Company;

(vi)

any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Group Company in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any Group Company; or

(vii)

any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by a Group Company other than any permitted under sub-paragraphs (i) to (vi) above) does not exceed USD 1,000,000 (one million United States dollars) (or its equivalent in another currency or currencies).

8.1.20

Other undertakings. The Guarantor shall take note of the Bank’s group statement on tax fraud, tax evasion, tax avoidance, aggressive tax planning, money laundering and financing of terrorism (as published on the Bank’s website and as may be amended from time to time).

8.1.21

Data protection. Before disclosing any personal data (other than mere contact information relating to the Guarantor’s personnel involved in the management of this Guarantee Agreement) to the Bank in connection with this Guarantee Agreement, the Guarantor shall ensure that each data subject of those personal data:

(a)	has been informed of the disclosure (including the categories of personal data to be disclosed); and

(b)

has the information in (or has been provided with an appropriate link to) the Bank’s privacy statement in relation to its lending and investment activities set out at the relevant time at https://www.eib.org/en/privacy/lending (or such other address as the Bank may notify to the Guarantor in writing from time to time).

8.1.22	Sanctions

The Guarantor shall not, and shall procure that no Obligor shall, directly or indirectly:

(a)	enter into a business relationship with, and/or make any funds and/or economic resources available to, or for the benefit of, any Sanctioned Person in connection with the Investment; or

(b)

use all or part of the proceeds of the Loan or lend, contribute or otherwise make available such proceeds to any person in any manner that would result in a breach by itself and/or by the Bank of any Sanctions; or

(c)

fund all or part of any payment under this Guarantee Agreement out of proceeds derived from activities or businesses with a Sanctioned Person, a person in breach of the Sanctions or in any manner that would result in a breach by itself and/or by the Bank of any Sanctions.

It is acknowledged and agreed that the undertakings set out in this Clause 8.1.22 are only sought by and given to the Bank to the extent that to do so would be permissible pursuant to any applicable anti-boycott rule of the EU such as Regulation (EC) 2271/96.

9	INFORMATION TO THE BANK

9.1	Information concerning the Group

(a)	The Guarantor shall deliver to the Bank:

(i)

as soon as they become available but in any event within 180 (one hundred and eighty) days after the end of each of its financial years the Guarantor’s audited consolidated annual report, balance sheet, cash flow statement, profit and loss account and auditors report for that financial year;

(ii)

as soon as they become available but in any event within 120 (one hundred and twenty days) days after the end of each of the relevant accounting periods the Guarantor’s interim consolidated semi-annual report, balance sheet, profit and loss account and cash flow statement for the each of the first three quarters of each of its financial years;

(iii)

such further information, evidence or document concerning its general financial situation or such certificates of compliance with the undertakings of Clause 8 (General Undertakings) as the Bank may deem necessary or may reasonably require to be provided within a reasonable time;

(iv)

any such further information, evidence or document concerning the compliance with the due diligence requirements of the Bank, including, but not limited to “know your customer” (KYC) or similar identification procedures, when requested and within a reasonable time; and

(v)

such further information, evidence or document concerning the factual information or documents provided to the Bank for the purposes of entering into this Guarantee Agreement, as the Bank may deem necessary or may require to be provided within a reasonable time.

(b)	The Guarantor shall inform the Bank immediately (and, in respect of sub-paragraph (iii) below, promptly upon becoming aware) of:

(i)	any Default or Event of Default having occurred or being threatened or anticipated;

(ii)

to the extent permitted by law, any material litigation, arbitration, administrative proceedings or investigation carried out by a court, administration or similar public authority, which, to the best of its knowledge and belief is current, threatened or pending:

(1)	against the Guarantor or its Controlling entities or members of the Guarantor’s management bodies in connection with Illegal Activities related to the Loan or the Investment; or

(2)	which might if adversely determined result in a Material Adverse Change;

(iii)	any Change in the Beneficial Ownership of any Group Company; and

(iv)	any claim, action, proceeding, formal notice or investigation relating to any Sanctions concerning an Obligor or any Relevant Person.

9.2	Visits by the Bank

(a)

The Guarantor shall, and shall procure that each Obligor shall, allow the Bank and, when either required by the relevant mandatory provisions of EU law or pursuant to the InvestEU Regulation the competent EU institutions including the European Court of Auditors, the European Commission, the European Anti-Fraud Office, the European Public Prosecutor’s Office as well as persons designated by the foregoing (each a “Relevant Party”):

(i)	to visit the sites, installations and works controlled by the Obligors comprising the Investment;

(ii)	to interview executive representatives of each Obligor, and not obstruct contacts with any other person involved in or affected by the Investment; and

(iii)

to conduct such investigations, inspections, on the spot audits and checks as they may wish and review the Obligors’ books and records in relation to the execution of the Investment and to be able to take copies of related documents to the extent not prohibited by the law.

(b)

The Guarantor shall, and shall procure that each Obligor shall, provide the Bank and any Relevant Party is provided, with all necessary assistance for the purposes described in this Clause 9.2, including access to information, facilities and documentation for the purposes described in this Clause 9.2.

(c)

In the case of a genuine allegation, complaint or information with regard to Illegal Activities related to the Group, Loan and/or the Investment, the Guarantor shall, and shall procure that each Obligor shall, consult with the Bank in good faith regarding appropriate actions. In particular, if it is proven that a third party committed Illegal Activities in connection with the Loan and/or the Investment with the result that the Loan was misapplied, the Bank may, without prejudice to the other provisions of the Finance Documents, inform the Guarantor if, in its view, the Guarantor should take appropriate recovery measures against such third party. In any such case, the Guarantor shall in good faith consider the Bank’s views and keep the Bank informed.

9.3	Disclosure and publication.

The Guarantor acknowledges and agrees that:

(a)

it will use the emblem of the European Union or a reference to the EU, as appropriate, in a visible way in all its press releases, communications materials, the social media, as well as in all contractual documentation directly related to the Investment;

(b)

the Bank may be obliged to communicate information relating to the Guarantor and the Investment to any competent institution or body of the European Union in accordance with the relevant mandatory provisions of European Union law or pursuant to the InvestEU Regulation;

(c)

the Bank and/or the European Commission may showcase this Investment by way of, among other, audio visual material or print publications and including information on the names and addresses of the Group Companies, the financing form and the sector of activity of the Investment;

(d)

the Bank may publish in its website or produce press releases containing information related to the financing provided pursuant to this Guarantee Agreement with support under the InvestEU Fund, upon signature of the Finance Contract, the Bank may publicise on social media or produce a press release and publish on its website information relating to the financing provided pursuant to the Finance Contract, including the name, locality and country of establishment of the Guarantor, and the type of financial support received under the Finance Documents;

(e)

unless the Guarantor, prior to the Borrower receiving financial support under the InvestEU Fund, declares in writing to the Bank (including by way of representation in this Guarantee Agreement) that the below publication by the Bank:

(i)	risks harming its commercial interests or threatening the rights and freedoms of the persons or entities concerned as protected by the Charter of Fundamental Rights of the European Union; or

(ii)	would be illegal under the laws and regulations applicable to the Guarantor,

the Bank shall annually publish on its website information on the Guarantor, which shall include the name and address of the Guarantor and the financing form of support under the InvestEU Fund; and

(f)

if requested by the Bank, the Guarantor undertakes to refer to the financing and any other financing granted by the Bank or financial instrument entered into with the Bank in its public communications up to and including the Final Availability Date.

9.4	Confidential information. Article 10.10 (No MNPI or prohibited disclosures) of the Finance Contract shall apply mutatis mutandis to this Guarantee Agreement.

10	TAXES

10.1	Taxes

10.1.1

The Guarantor shall pay all Taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of each Guaranteed Document or any related document and in the creation, perfection, registration or enforcement of any security for the Loan to the extent applicable.

10.1.2

The Guarantor shall pay all principal, interest, indemnities and other amounts due under the Guaranteed Documents gross without any withholding or deduction of any national or local impositions whatsoever, provided that if relevant Obligor is required by law or an agreement with a governmental authority or otherwise to make any such withholding or deduction, it will gross up the payment to the Bank so that after withholding or deduction, the net amount received by the Bank is equivalent to the sum due.

10.2	Default interest

10.2.1

If the Guarantor fails to pay any amount payable by it under this Guarantee Agreement within the relevant Payment Period in accordance with Clause 2.2 (Demands and payments), interest shall accrue on any overdue amount payable under the terms of this Guarantee Agreement, as from the expiration of the relevant Payment Period up to the date of actual payment by the Guarantor at an annual rate equal to EURIBOR plus 2 per cent.

10.2.2	For the purpose of determining EURIBOR, the relevant periods within the meaning of Annex II (EURIBOR) shall be successive periods of one month commencing on the expiration of the Payment Period.

10.2.3

If the overdue sum is in a currency other than the currency of the Loan, the relevant interbank rate that is generally retained by the Bank for transactions in that currency plus two per cent. shall apply, calculated in accordance with the market practice for such rate.

10.3

Other charges. All fees (including legal fees), costs and expenses incurred as a result of the negotiation, preparation, enforcement, registration, or translation of this Guarantee Agreement shall be borne by the Guarantor.

11	CURRENCY CONVERSION

11.1

Any payment to be made by the Guarantor under this Guarantee Agreement shall be made in the currency as set out in the relevant Notification. The Bank shall apply the exchange rate published by the European Central Bank in Frankfurt for the purpose of any currency conversion.

11.2

If the Bank has received a payment under this Guarantee in a currency other than the currency requested in the relevant Notification and must convert this payment, the Guarantor shall indemnify the Bank, upon first demand, for any loss resulting from the difference in exchange rates between the date of conversion and the date on which the payment is received in the other currency, as well as for any fees (including legal fees, Taxes and any other charges) connected with this conversion.

12	NOTICES

12.1	Notices to each Party

12.1.1	Notices and other communications given under this Guarantee Agreement addressed to either Party to this Guarantee Agreement shall be made to the address or e-mail address as set out below:

For the Bank

The European Investment Bank

Attention: OPS/EGPF/2-DTLS/LSB

100 boulevard Konrad Adenauer

L-2950 Luxembourg

For the Guarantor

IO Biotech, Inc.

430 E 29th St.

Suite 940

New York, NY 10016

12.1.2	Each Party shall promptly notify the other Party in writing of any change in their respective communication details.

12.2	Form of notice

(a)	Any notice or other communication given under this Guarantee Agreement must be in writing and, unless otherwise stated, may be made by letter or electronic mail.

(b)

Notices and other communications for which fixed periods are laid down in this Guarantee Agreement or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or by electronic mail. Such notices and communications shall be deemed to have been received by the other Party:

(i)	on the date of delivery in relation to a hand-delivered or registered letter; or

(ii)	in the case of any electronic mail, only when actually received in readable form and only if it is addressed in such a manner as the other Party shall specify for this purpose.

(c)	Any notice provided by the Guarantor to the Bank by electronic mail shall:

(i)	mention the Contract Number in the subject line; and

(ii)

be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the Parties) of the notice signed by one or more Authorised Signatories of the Guarantor as appropriate, attached to the electronic mail.

(d)

Notices issued by the Guarantor pursuant to any provision of this Guarantee Agreement shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Guarantor and the authenticated specimen signature of such person or persons.

(e)

Without affecting the validity of electronic mail or communication made in accordance with this Clause 12, any notice, communication or document required by the Bank shall also be sent by registered letter to the relevant party at the latest on the immediately following Business Day.

(f)

The Parties agree that any above communication (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court and shall have the same evidential value as an agreement under hand.

12.3

US Patriot Act. The Bank hereby notifies the Guarantor that pursuant to the requirements of the US Patriot Act, the Bank may be required to obtain, verify, and record information that identifies the Guarantor, which information includes the name and address of the Guarantor and other information that will allow the Bank to identify the Guarantor in accordance with the US Patriot Act.

13	TRANSFER AND CONTINUING OBLIGATIONS

13.1	Transfer

(a)

The Bank may assign or transfer (by way of novation, sub-participation or otherwise) all or part of its rights, benefits, or obligations under this Guarantee Agreement in accordance with the provisions of the Finance Contract.

(b)

The Bank shall have the right to disclose all information relating to or concerning the Guarantor, the Group, the Finance Documents, and the First Demand Guarantee in connection with or in contemplation of any such assignment or transfer.

(c)

Any rights and/or obligations of the Guarantor under this Guarantee Agreement cannot be transferred or assigned in any way whatsoever to any third parties without the prior written consent of the Bank.

13.2

Continuing obligations. Without prejudice to the terms of this Guarantee Agreement (including, but not limited to, Clause 8.1.5 (Merger)), it is hereby expressly agreed that any change, whatsoever, in the legal situation of the Guarantor shall not affect its obligations under this Guarantee Agreement and that in particular, in case of merger, demerger or absorption, the absorbing new or beneficiary company shall take over, under the merger treaty or agreement, the commitments of the Guarantor under this Guarantee Agreement and in case of demerger, the demerger companies benefiting from the partial assignment of assets resulting from the split will be bound to:

(a)	take over with joint liability the commitments of the Guarantor under this Guarantee Agreement; and

(b)	if requested by the Bank, grant additional Security or guarantees.

14	SEVERABILITY

If at any time any provision of this Guarantee Agreement is or becomes illegal, invalid or unenforceable in any respect, or this Guarantee Agreement is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)

the legality, validity or enforceability in that jurisdiction of any other provision of this Guarantee Agreement or the effectiveness in any other respect of this First Demand Guarantee in that jurisdiction; or

(b)

the legality, validity or enforceability in other jurisdictions of that or any other provision of this Guarantee Agreement or the effectiveness of this First Demand Guarantee under the laws of such other jurisdictions.

15	NO WAIVER

No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Guarantee Agreement shall be construed as a waiver of such right or remedy and the Bank shall not be liable for any such failure, delay or single or partial exercise of any such right and remedy.

16	SET-OFF

The Bank may set off any matured obligation due from the Guarantor under this Guarantee Agreement (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to the Guarantor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation in accordance with Clause 11 (Currency Conversion) of this Guarantee Agreement. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.

17	AMENDMENTS

Any amendment to this Guarantee Agreement shall be made in writing and shall be signed by the Parties hereto.

18	GOVERNING LAW AND JURISDICTION

18.1

Governing Law. This Guarantee Agreement shall be governed by and construed in all respects in accordance with Danish law, without regard to any principles of conflicts or choice of law in Denmark or in any other jurisdiction.

18.2	Jurisdiction

(a)

The courts of Denmark (with the City Court of Copenhagen (in Danish: “Københavns Byret”) as the court of first instance) have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Guarantee Agreement (including a dispute regarding the existence, validity or termination of this Guarantee Agreement or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Guarantee Agreement.

(b)	The Parties agree that the Courts of Denmark are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

18.3	Place of Performance. Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Guarantee Agreement, shall be the seat of the Bank.

19	ENTIRE AGREEMENT

19.1	The recitals and annexes form an integral part of this Guarantee Agreement.

19.2	The following annexes are attached to this Guarantee Agreement:

Annex I - Authorities of the signatories of the Guarantor

Annex II - EURIBOR

19.3

This Guarantee Agreement constitutes the entire agreement between the Bank and the Guarantor in relation to the matters set out herein, and supersedes any previous agreement, whether express or implied, on the same matter.

20	WAIVER OF JURY TRIAL

EACH OF THE PARTIES TO THIS GUARANTEE AGREEMENT AGREES TO WAIVE IRREVOCABLY ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS GUARANTEE AGREEMENT OR ANY OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN THIS GUARANTEE AGREEMENT. This waiver is intended to apply to all Disputes. Each party acknowledges that (a) this waiver is a material inducement to enter into this Guarantee Agreement, (b) it has already relied on this waiver in entering into this Agreement and (c) it will continue to rely on this waiver in future dealings. Each party represents that it has reviewed this waiver with its legal advisers and that it knowingly and voluntarily waives its jury trial rights after consultation with its legal advisers. In the event of litigation, this Guarantee Agreement may be filed as a written consent to a trial by the court.

ANNEX I - AUTHORITIES OF THE SIGNATORIES OF THE GUARANTOR

Name	Position	Authority
[•]	[•]	[•]

ANNEX II - EURIBOR

“EURIBOR” means:

(a)	in respect of a relevant period of less than one month, the Screen Rate (as defined below) for a term of one month;

(b)	in respect of a relevant period of one or more months for which a Screen Rate is available, the applicable Screen Rate for a term for the corresponding number of months; and

(c)

in respect of a relevant period of more than one month for which a Screen Rate is not available, the rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the “Representative Period”).

For the purposes of paragraphs (a) to (c) above:

(i)

“available” means the rates, for given maturities, that are calculated and published by Global Rate Set Systems Ltd (GRSS), or such other service provider selected by the European Money Markets Institute (EMMI), or any successor to that function of EMMI, as determined by the Bank; and

(ii)

“Screen Rate” means the rate of interest for deposits in EUR for the relevant period as published at 11:00 a.m., Brussels time, or at a later time acceptable to the Bank on the day (the “Reset Date”) which falls 2 (two) Relevant Business Days prior to the first day of the relevant period, on Reuters page EURIBOR 01 or its successor page or, failing which, by any other means of publication chosen for this purpose by the Bank.

If such Screen Rate is not so published, the Bank shall request the principal offices of four major banks in the euro-zone, selected by the Bank, to quote the rate at which EUR deposits in a comparable amount are offered by each of them, as at approximately 11:00 a.m., Brussels time~~,~~ on the Reset Date to prime banks in the euro-zone interbank market for a period equal to the Representative Period. If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations. If no sufficient quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in the euro-zone, selected by the Bank, at approximately 11:00 a.m., Brussels time, on the day which falls 2 (two) Relevant Business Days after the Reset Date, for loans in EUR in a comparable amount to leading European banks for a period equal to the Representative Period.

The Bank shall inform the Guarantor without delay of the quotations received by the Bank.

All percentages resulting from any calculations referred to in this Schedule will be rounded, if necessary, to the nearest one thousandth of a percentage point, with halves being rounded up.

If any of the foregoing provisions becomes inconsistent with provisions adopted under the aegis of EMMI (or any successor to that function of EMMI as determined by the Bank) in respect of EURIBOR, the Bank may by notice to the Guarantor amend the provision to bring it into line with such other provisions.

If the Screen Rate becomes permanently unavailable, the EURIBOR replacement rate will be the rate (inclusive of any spreads or adjustments) formally recommended by (i) the working group on euro risk-free rates established by the European Central Bank (ECB), the Financial Services and Markets Authority (FSMA), the European Securities and Markets Authority (ESMA) and the European Commission, or (ii) the European Money Market

Institute, as the administrator of EURIBOR, or (iii) the competent authority responsible under Regulation (EU) 2016/1011 for supervising the European Money Market Institute, as the administrator of the EURIBOR, or (iv) the national competent authorities designated under Regulation (EU) 2016/1011, or (v) the European Central Bank.

If the Screen Rate becomes permanently unavailable and no EURIBOR replacement rate is formally recommended as provided above, EURIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

SIGNATURES

The parties hereto have caused this Guarantee Agreement to be executed in 3 (three) originals in the English language on the date set out in the beginning of this Guarantee Agreement.

The Guarantor

For and on behalf of IO Biotech, Inc.

By	/s/ Mai-Britt Zocca	By
Name:	Mai-Britt Zocca	Name:
Title:	Chief Executive Officer	Title:

The Bank

For and on behalf of The European Investment Bank

By	/s/ Maria-Teresa Massaad	By	/s/ Yu Zhang
Name:	Maria-Teresa Massaad	Name:	Yu Zhang
Title:	Head of Division	Title:	Head of Division